Exhibit 99.1

PRESS RELEASE	OLD LINE BANCSHARES, INC.
FOR IMMEDIATE RELEASE	CONTACT:
July 18, 2008	CHRISTINE M. RUSH
CHIEF FINANCIAL OFFICER
(301) 430-2544

OLD LINE BANCSHARES, INC. ANNOUNCES STOCK REPURCHASE PROGRAM INCREASE

BOWIE, MD (July 18, 2008)  James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. (NASDAQ CAPITAL MARKET: OLBK), the bank holding company for Old Line Bank, today announced that the Board of Directors has authorized the corporation to increase the number of common shares it may repurchase under the previously approved Stock Repurchase Program.  The Board of Directors has increased the approval from 400,000 shares of our common stock to 500,000 shares of our common stock.  As of today, we have 129,351 shares of our common stock that we may yet purchase under the approved Stock Repurchase Program.  The timing and amount of repurchases, if any, will depend on market conditions, share price, trading volume and other factors, and there is no assurance that we will repurchase any shares.  Old Line Bancshares, Inc. may purchase shares in the open market or via privately negotiated transactions and may suspend the repurchase program at any time.  Mr. Cornelsen said “the Board and management believe the stock remains undervalued and this program provides us the opportunity to acquire common shares at an attractive price”.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C.  Old Line Bank also has a branch in Bowie, Maryland, two branches in Waldorf, Maryland and four additional branches in Prince George’s County, Maryland.  The bank primarily serves the suburban areas surrounding Washington, D.C., including Prince George’s County, Anne Arundel County, Charles County, and Northern St. Mary’s county.